Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

TKO GROUP HOLDINGS, INC.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

September 12, 2023

TKO Group Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is TKO Group Holdings, Inc. (f/k/a New Whale Inc.). The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was March 29, 2023.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD: This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:

1. Name. The name of the Corporation is TKO Group Holdings, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 11,000,000,000 shares, consisting of: (a) 5,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 5,000,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) 1,000,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”). Upon the filing and effectiveness of this Certificate of Incorporation (the “Effective Time”), all shares of common stock, par value $0.01 per share of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified, in the aggregate, into one fully paid and nonassessable share of Class A Common Stock.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefore. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights or redemption rights (including with respect to all outstanding shares of Class B Common Stock to the extent redeemable for shares of Class A Common Stock pursuant to Article IX of the HoldCo LLC Agreement) or similar rights for Class A Common Stock; and

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(a) Voting Rights.

(i) Each share of Class A Common Stock and Class B Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b) Dividends; Stock Splits or Combinations.

(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to declare a stock dividend on the Class A Common Stock without any corresponding Stock Adjustment to the Class B Common Stock so long as, after the payment of such stock dividend on the Class A Common Stock, the number of shares of Class A Common Stock outstanding (excluding any shares issuable upon the exercise of any options, warrants, restricted stock units, exchange rights, conversion rights or similar rights for Class A Common Stock and excluding any shares issuable as a result of any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Article IX of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash)), does not exceed the number of Common Units owned by the Corporation. Dividends payable in shares of Common Stock with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Certain Provisions Related to Redemption Rights.

6.1 Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting any exchanges pursuant to the applicable provisions of Article IX of the HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Article IX of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units (together with the applicable number of shares of Class B Common Stock) will, upon issuance, be validly issued, fully paid and non-assessable.

6.2 No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

6.3 Retirement of Class B Common Stock. In the event that no Common Units remain redeemable pursuant to the applicable provisions of Article IX of the Holdco LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), all shares of Class B Common Stock then outstanding will automatically and without further action on the part of the Corporation or holders thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. In addition, in the event that holders of Class B Common Stock transfer shares of Class B Common Stock to the Corporation in connection with a Redemption of Common Units pursuant to the applicable provisions of Article IX of the Holdco LLC Agreement, the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation.

6.4 Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Article IX of the Holdco LLC Agreement will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance (excluding, for the avoidance of doubt, any taxes pursuant to Section 1446(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder); provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record-holder of the shares of Class B Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any transfer tax, stamp tax or duty or other similar tax that may be payable by the Corporation in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7. Board of Directors.

7.1 Number of Directors.

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, (i) the total authorized number of Directors constituting the entire Board shall be (i) until the Sunset Date, eleven (11) members and (ii) thereafter, fixed from time to time by the Board.

(b) A director shall hold office until the expiration of the term of one year and until his successor shall be elected and qualified, subject, however, to prior death, resignation, Incapacitation or removal in accordance with the provisions of this Certificate of Incorporation. In any election of directors, the Persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

7.2 Executive Chair. Notwithstanding Section 7.1(b), Vincent K. McMahon shall serve as the Executive Chair of the Board (the “Executive Chair”) until the earliest of his death, resignation or Incapacitation. Any vacancy of the Executive Chair (which, if Mr. McMahon is the initial Executive Chair, shall initially only occur upon the death, resignation or Incapacity of Mr. McMahon) shall be filled by the Board by the affirmative vote of a majority of the Directors.

7.3 Board Actions. Except as otherwise required in this Certificate of Incorporation or the By-laws or by applicable law or Stock Exchange Rules, actions of the Board or any committee thereof will require approval by the affirmative vote of a majority of the Directors (or a majority of the Directors on such committee, as applicable) at a meeting at which a quorum is present.

7.4 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the Governance Agreement and the By-laws, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.5 Removal of Directors. Except for Preferred Stock Directors and subject to the Governance Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8. Meetings of Stockholders.

8.1 Action by Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.2 Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Executive Chair, (iii) the Chief Executive Officer or (iv) any holder of twenty-five percent (25%) or more of the total voting power of the outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9. DGCL Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

10. Corporate Opportunities.

10.1 Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in recognition and anticipation that (i) certain directors, principals, officers, employees, members and/or other representatives of EDR, Mr. McMahon and their respective Affiliates (collectively, the “Applicable Parties”) may serve as directors, officers or agents of the Corporation, (ii) the Applicable Parties may now engage and may continue to engage in any transaction or matter that may be an investment, corporate, business or other opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates (as defined below), directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise (a) compete with the Corporation or its controlled Affiliates, directly or indirectly, (b) do business or otherwise transact with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates and (c) employ or otherwise engage any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and (iii) members of the Board who are not officers or employees of the Corporation or their respective Affiliates may desire to participate, invest or otherwise engage in certain Competitive Opportunities, the provisions of this Article 10 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Applicable Parties and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

10.2 Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), each of the Applicable Parties and any past or present directors, principals, officers, employees, members, equityholders, and/or other representatives of the Applicable Parties that may serve as directors, officers, employees or agents of the Corporation, and each of their Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty whatsoever to refrain from directly or indirectly (a) participating or otherwise engaging in any Competitive Opportunity, (b) otherwise competing with the Corporation or any of its controlled Affiliates, (c) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates or (d) otherwise employing or engaging any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate, present or otherwise provide such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation or any other Person for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

10.3 The Corporation does not renounce its interest in any Competitive Opportunity offered to any director nominated or designated by the Applicable Parties if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.2 of this Article 10 shall not apply to any such Competitive Opportunity.

10.4 In addition to and notwithstanding the foregoing provisions of this Article 9, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

10.5 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

11. Limitation of Liability.

11.1 To the fullest extent permitted under the General Corporation Law, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation.

11.2 Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

12. Indemnification.

12.1 To the fullest extent permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 12, the Corporation shall not be required to indemnify or advance expenses to any Person in connection with a proceeding (or part thereof) commenced by such Person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

12.2 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office.

12.3 To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 12 or otherwise.

12.4 If a claim for indemnification or advancement of expenses under this Article 12 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

12.5 The Corporation shall have the power to purchase and maintain insurance to protect itself and any Person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the General Corporation Law or the provisions of this Article 12.

12.6 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall continue as to a Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board, pursuant to Section 12.10, shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a Person, after the time such Person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

12.7 Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a Director and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the General Corporation Law, (ii) this Certificate of Incorporation or the By-laws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 12.7.

12.8 “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

12.9 Any amendment or repeal of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.10 This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Indemnitees when and as authorized by appropriate corporate action.

13. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, and subject to the terms of the Governance Agreement, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws.

14. Adoption, Amendment and Repeal of Certificate. Subject to the terms of the By-laws and the Governance Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 7, 8, 9, 10, 11, 12, 13, 14, or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation, the By-laws and/or the Governance Agreement, or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

15. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

16. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation.

(b) “Audit Committee” means the Audit Committee of the Board.

(c) “Board” means the board of directors of the Corporation.

(d) “By-laws” is defined in Section 7.1.

(e) “Certificate of Incorporation” is defined in the recitals.

(f) “Chairman” means the Chairman of the Board.

(g) “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(h) “Class A Common Stock” is defined in Section 4.1.

(i) “Class B Common Stock” is defined in Section 4.1.

(j) “Common Stock” is defined in Section 4.1.

(k) “Common Unit” has the meaning set forth in the Holdco LLC Agreement.

(l) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m) “Controlled Entities” is defined in Section 12.7.

(n) “Corporation” means TKO Group Holdings, Inc.

(o) “Director” is defined in Section 7.1.

(p) “EDR” means Endeavor Group Holdings, Inc.

(q) “EDR Subscribers” means, collectively, Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of EDR (“EDR OpCo”), January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and subsidiary of EDR.

(r) “General Corporation Law” is defined in the recitals.

(s) “Governance Agreement” means that certain Governance Agreement, dated as of September 12, 2023, by and among the Corporation, EDR, the EDR Subscribers, HoldCo and Mr. McMahon, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(t) “HoldCo” means TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC), a Delaware limited liability company.

(u) “HoldCo LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of TKO Operating Company, LLC, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(v) “Identified Persons” is defined in Section 10.

(w) “Incapacitation” means personal injury, illness, or other cause that has rendered Mr. McMahon unable to perform substantially his material duties and responsibilities for a continuous period of not less than 12 months, as determined jointly by a physician selected by the Corporation reasonably acceptable to Mr. McMahon (or, if he is incapacitated, his legal representative) and a physician selected by Mr. McMahon (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Corporation. If such physicians cannot agree as to whether Mr. McMahon has suffered an Incapacitation, they shall jointly select a third physician who shall make such determination. The determination of Incapacitation made in writing to the Corporation and Mr. McMahon (or, if he is incapacitated, his legal representative) shall be final and conclusive for all purposes of this Certificate of Incorporation. .

(x) “Indemnification Sources” is defined in Section 12.7.

(y) “Indemnitee” is defined in Section 12.1.

(z) “Indemnitee-Related Entities” is defined in Section 12.8.

(aa) “Indemnitees” is defined in Section 12.1.

(bb) “Jointly Indemnifiable Claims” is defined in Section 12.7.

(cc) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(dd) “Preferred Stock” is defined in Section 4.1.

(ee) “Preferred Stock Directors” is defined in Section 7.1.

(ff) “proceeding” is defined in Section 12.1.

(gg) “Sunset Date” has the meaning set forth in the Governance Agreement.

(hh) “Stock Adjustment” is defined in Section 5.1(b)(iii).

(ii) “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

(jj) “Transaction Agreement” means that certain Transaction Agreement, dated as of April 2, 2023, by and among EDR, EDR OpCo, HoldCo, World Wrestling Entertainment, Inc., a Delaware corporation, the Corporation, and Whale Merger Sub Inc.

FOURTH: This Certificate of Incorporation shall be effective at 8:01 a.m. Eastern Time on the 12th day of September, 2023.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of TKO Group Holdings, Inc. has been duly executed by the officer below as of the date first written above.

By:	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Chief Financial Officer